Exhibit 99.2

Company: Asensus Surgical, Inc.

Conference Title: Q2 2021 Asensus Surgical, Inc. Earnings Call

Moderator:	Mark Klausner, Westwicke Partners, Investor Relations
Anthony Fernando, President and Chief Executive Officer
Shameze Rampertab, Chief Financial Officer

Date: August 6, 2021

P R E S E N T A T I O N

Operator: Good afternoon, ladies and gentlemen, and welcome to the Asensus Surgical Inc.’s Second Quarter 2021 Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. At that time, if you have a question, please press the “1” followed by the “4” on your telephone. If at any time during the conference you need to reach an operator, please press “*” and “0”. As a reminder, this conference is being recorded.

I would now like to turn the call over to Mr. Mark Klausner of Westwicke. Please go ahead.

Mark Klausner: Good afternoon, everyone, and thank you for joining us for Asensus’ second quarter 2021 conference call. On the call with me today are Anthony Fernando, President and Chief Executive Officer; and Shameze Rampertab, Chief Financial Officer.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call, including any guidance provided, are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company's business, including any impact from the COVID-19 pandemic.

The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with the Asensus Surgical business, I encourage you to review the company's filings with the Securities and Exchange Commission, including the 2020 Form 10-K filed in March 2021 and the Form 10-Q expected to be filed later today and other filings we make with the SEC.

During this call, we will also present certain non-GAAP financial information related to adjusted net loss attributable to common stockholders and adjusted net loss per common share attributable to common stockholders. Management believes that these non-GAAP financial measures, taken in conjunction with US GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company's core operating results.

Management uses non-GAAP measures to compare our performance relative to forecast and strategic plans to benchmark our performance externally against competitors and for certain compensation decisions. Reconciliations from US GAAP to non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website.

It is now my pleasure to turn the call over to Asensus Surgical's President and Chief Executive Officer, Anthony Fernando.

Anthony Fernando - Thanks, Mark, and thank you all for joining us today. On today's call, I will provide a brief summary of our recent accomplishments and then ask Shameze to review our financial performance, after which I will discuss our performance during the second quarter as well as our priorities for the rest of 2021 before turning to Q&A.

Before turning the call over to Shameze, I would like to provide an overview of our recent performance. Since our last call, we have made significant progress towards a number of our goals for 2021. We signed lease agreements with two hospitals, both previously announced, one of which has already begun performing cases with their Senhance during the quarter. We reached two key regulatory milestones with the filing of our FDA 510(k) submission and subsequent clearance for 5 mm Articulating Instruments and filing our FDA 510(k) submission for the expanded capabilities of the Intelligent Surgical Unit, or ISU. In addition, we continued to see strong global procedure volume trends during the quarter, with particularly strong growth in the U.S.

We also strengthened the organization's leadership with the introduction of two new board members, Dr. Elizabeth Kwo and Kevin Hobert. Both Liz and Kevin have significant experience bringing innovative digital technologies that leverage AI to the market. Liz has highly specialized expertise in utilizing predictive analytics and big data to improve patient outcomes through digital solutions, and Kevin was an integral part in the early development of innovative digital imaging technology that leveraged AI and proprietary algorithms. We look forward to tapping into their combined talents as we continue to work to realize the vision of Performance-Guided Surgery.

We are very proud of what we were able to accomplish and look forward to continuing this momentum throughout 2021. With that, I will turn the call over to Shameze for a financial update.

Shameze Rampertab - Thanks, Anthony. Turning to the second quarter, for the three months ended June 30, 2021, the company reported revenue of $1.1 million as compared to revenue of $0.7 million in the three months ended June 30, 2020. Revenue in the second quarter of 2021 included $0.4 million in system revenue, $0.3 million in instruments and accessories, and $0.4 million in services.

For the three months ended June 30, 2021, total operating expenses were $14.8 million as compared to $13.6 million in the three months ended June 30, 2020.

For the three months ended June 30, 2021, net loss attributable to common stockholders was $13.2 million or $0.06 per share as compared to net loss attributable to common stockholders of $14.1 million or $0.27 per share in the three months that ended June 30, 2020. For the three months ended June 30, 2021, the adjusted net loss attributable to common stockholders was $12.7 million or $0.05 per share as compared to an adjusted net loss of $10.9 million or $0.21 per share in the three months ended June 30, 2020.

Adjusted net loss is GAAP net loss adjusted for the following items: amortization of intangible assets, change in fair value of contingent consideration, gain on extinguishment of debt; and for 2020, change in fair value of warrant liabilities, and the deemed dividend related to conversion of preferred stock into common stock, all of which are non-cash charges. Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. A reconciliation from GAAP to non-GAAP measures can be found in our earnings release.

Turning to the balance sheet, the company had cash and cash equivalents and restricted cash of approximately $158.1 million and working capital of $165.7 million as of June 30, 2021.

I'll turn the call back over to Anthony.

Anthony Fernando - Thanks, Shameze.

I will now provide an update on recent performance as well as the progress we have made on the key focus areas for 2021. As a reminder, these are: First, the continued market development for the Senhance System, and second expanding our portfolio and continuing the technological advancement of Senhance.

Starting with our market development efforts. It is crucial to our strategy that we continue to educate surgeons on the benefits of the Senhance System and then follow up with clinical data to support them. As mentioned in the beginning of 2021, we expected to have a number of key clinical papers published this year. To date, there has been one paper published that covers the health economic benefits of Senhance. We still expect to have additional papers published this year which further analyze clinical performance and economics in general surgery and gynecology when utilizing the Senhance System.

In an effort to accelerate the compilation and utilization of real world clinical data, we have increased our focus on the growth of our TRUST Outcomes Registry, which includes procedural data that spans across multiple geographies and surgical specialties. To date, we have over 1,200 patients enrolled in this registry. Data from this registry has already proven to be impactful on our clinical data development efforts. In the first quarter, a study was published that analyzed the outcomes of over 800 Senhance procedures across multiple specialties. As we continue to expand our installed base and ramp up procedure volumes, we would expect to see more studies published utilizing this growing data set to demonstrate real-world evidence that we are delivering clinical and surgical benefits.

Another key tool in our market development strategy is leveraging industry events, such as conferences and congresses to engage with industry thought leaders and potential customers. While these efforts have been generally limited over the last 15 months as a result of pandemic-related restrictions, In June we attended the SAGES Surgical Disruptive Technology Summit and we will also have a presence at this year’s SAGES annual meeting which kicks off at the end of August. At this meeting we will be hosting a Breakfast symposium at which two surgeons will discuss their experience using Senhance in general surgery.

The next segment of our market development effort is the growth of our global installed base, the acceleration of procedure volumes, and the increase in the number of foundational sites.

During the quarter, we continued to experience headwinds associated with COVID given that the majority of our existing installed base, and a large proportion of our commercial development efforts, are within some of the most impacted geographies, including certain countries in Europe as well as Japan. Despite all of this, we were able to expand our installed base and deliver strong continued procedure volume growth. As it relates to the balance of the year, we are optimistic about the macro environment and expect to see growth in procedure volumes, and expect that new system installations will become less challenging as our commercial team has broader access to hospitals.

In the second quarter, we announced two new European installations of the Senhance Systems:

In May, we announced that LAKUMED hospitals had entered into an agreement to lease and utilize a Senhance Surgical System. The system will be utilized at the Landshut-Achdorf hospital, just outside of Munich, Germany. Germany is one of the largest surgical markets in Europe, and has grown into the largest European country for Senhance in terms of users, surgeries, and hospitals.

In June, we announced that Inselspital, University Hospital Bern, Switzerland had initiated its Senhance Surgical program. Bern is the largest University hospital group in Switzerland, and the surgical department focused on upper gastrointestinal and bariatric procedures is implementing Senhance into their daily surgical practice. The team at Bern ramped up extremely quickly after installation, with seven cases being performed during their first week with the system.

We currently have multiple installation agreements in late-stage negotiations with hospitals which we would expect to close over the near term and we continue to expect to have 10 - 12 total new system installations during the year.

Moving on to procedures. We continued to see positive volume trends through the first half of the year, with over 500 Senhance procedures being completed for the second quarter in a row. We saw strong year over year growth in all geographies, with total procedure volumes increasing by over 175% over the second quarter of 2020. Volume trends were strongest in the U.S., which were up significantly over 2020, but also up 32% sequentially compared to the first quarter of 2021. Procedure volumes in both Asia and EMEA were strong, however we did experience a slight headwind associated with lingering negative impacts of COVID on procedure volumes after three consecutive quarters of growth, particularly in major European and Asian markets. During the quarter, we were excited to see one of our busiest hospitals in Europe hit a milestone of completing their 500th case using Senhance. This is a tremendous achievement that speaks to the value Senhance brings to surgeons, hospitals, and their patients. We expect a number of other high volume installations to reach similar procedure volume milestones in the near future. Overall we are very pleased with how our installed base is being utilized, as it speaks to the applicability of Senhance across multiple surgical specialties, as well as the positive clinical utility being realized by surgeons across the globe.

Now turning to our second initiative for the year, the continued portfolio expansion and technological advancement of the Senhance System. We recently achieved two key regulatory milestones. First, we filed our FDA 510(k) submission for articulating instruments in May, and at the end of July, we received clearance. Adding articulation widens the clinical utility and value of our platform technology by offering better access to difficult-to-reach areas of the anatomy by providing two additional degrees of freedom.

Second, we submitted a FDA 510(k) for an expansion of capabilities with the ISU which also took place in the second quarter.The current features of the ISU enable machine vision driven control of the camera for a surgeon by responding to commands and recognizing certain objects and locations in the surgical field and allows a surgeon to change the field of view using instruments. The new feature set would expand to include more advanced features to gather real time data during surgery based on the anatomical structures in the surgical field.

Early utilization of the ISU has been strong and the three initial launch sites in the US, Europe and Japan have completed over 150 cases. Thus far, surgeon feedback indicates an appreciation for the foundational improvements in surgeon control and enthusiasm around where Senhance's Augmented Intelligence will go in the future.

In particular, surgeons have commented on the benefits of the camera control tools which rely on machine vision to digitally recognize an instrument's tip and effectively direct the laparoscopic camera towards an intended target and also allows for the automatic reorientation of an angled laparoscope during zooming to maintain visibility of a surgical target.

Given the strong interest and feedback from the surgeons, we anticipate implementing the ISU on a greater number of installed Senhance Systems over the balance of the year.

As we mentioned last quarter, we developed an independent product called Senhance Connect, a mobile, in-OR surgeon communication system, which represents another step forward in our efforts to bring the benefits of Performance Guided Surgery to the market. With Senhance Connect, up to six clinical and product specialists can remotely interact, observe, and communicate with the clinical team in the OR throughout a surgical procedure via the system’s encrypted virtual video capabilities. As an example of how this can be beneficial, we have recently performed several remote case observations in the US and Europe and provided assistance in setting up the Senhance for surgery and also been available to surgeons for any intra operative system assistance that they needed. Being able to get the assistance the OR team needs on-demand without crowding the OR has been viewed favorably by hospitals. Currently the technology is being piloted at a small number of installations, and we continue to expect to bring Senhance Connect to a greater number of accounts in the second half of 2021.

In summary, we are pleased with the progress we have made in the second quarter of 2021. Looking to the back half of the year, I believe we are incredibly well positioned to take advantage of the opportunity that lies ahead, not only to bring the benefits of Senhance to more surgeons and patients globally, but also to deliver a new era of Performance-Guided Surgery. We are one of the only two soft tissue abdominal surgical platforms on the market in the United States, and our footprint continues to grow. To date, over 5,000 cases have been performed using Senhance globally, with over 1,000 cases having been performed during the first half of 2021 alone. Importantly, the Senhance System has been utilized across multiple specialties including, general surgery, gynecology, colorectal, bariatric, pediatric and urology, highlighting its broad applicability. We now have over 30 hospitals with a Senhance installed with over 100 surgeons actively performing procedures utilizing the platform. I want to thank our entire organization for their tireless efforts and we are more confident than ever in our long-term vision for the company and our technology.

With that, I would like to open the line for questions.

Operator - Thank you. If you would like to register for a question, please press the “1” followed by the “4” on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the “1” followed by the “3”. Again, to register for a question that is “1” “4” on your telephone keypad. One moment please. As a reminder, to register for a question that is “1” “4” on your telephone keypad. One moment please. We have no questions at this time, I’ll turn it back to your Mr. Fernando for closing remarks.

Anthony Fernando - Thank you again for your interest in Asensus Surgical, and we look forward to updating you on our progress on our next quarterly call. Thank you.

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